                                                THE FUTURES EXPANSION FUND
                                                LIMITED PARTNERSHIP
                                                (A DELAWARE LIMITED PARTNERSHIP)
                                                AND JOINT VENTURE



                                                Consolidated Financial
                                                Statements for the years ended
                                                December 31, 2000, 1999 and 1998
                                                and Independent Auditors' Report











[MERRILL LYNCH LOGO]

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE
 -------------------------------------------------


TABLE OF CONTENTS
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INDEPENDENT AUDITORS' REPORT                                                  1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 2000, 1999 AND 1998:

 Consolidated Statements of Financial Condition                               2

 Consolidated Statements of Operations                                        3

 Consolidated Statements of Changes in Partners' Capital                      4

 Notes to Consolidated Financial Statements                                 5-9

INDEPENDENT AUDITORS' REPORT




To the Partners of
  The Futures Expansion Fund Limited Partnership:

We have audited the accompanying consolidated statements of financial condition of The Futures Expansion Fund Limited Partnership (the "Partnership") and its joint venture (the "Joint Venture") with Millburn Ridgefield Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Futures Expansion Fund Limited Partnership and its Joint Venture as of December 31, 2000 and 1999 and the results of their operations and changes in their partners' capital for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP



New York, New York
February 5, 2001

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                            2000            1999
                                                       -------------   -------------
ASSETS

Equity in commodity futures trading accounts:
  Cash and options premiums                            $   5,413,422   $   6,714,860
  Net unrealized profit on open contracts                  1,181,558         321,369
Accrued interest (Note 3)                                     29,316          32,088
                                                       -------------   -------------

              TOTAL                                    $   6,624,296   $   7,068,317
                                                       =============   =============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Brokerage commissions payable (Note 3)               $      52,441   $      55,913
  Profit Shares payable (Note 2)                             154,404           5,571
  Administrative fees payable (Note 3)                         1,380           1,471
  Redemptions payable                                        140,105          51,928
                                                       -------------   -------------

          Total liabilities                                  348,330         114,883
                                                       -------------   -------------

PARTNERS' CAPITAL:
    General Partner (245 Units and 339 Units)                 68,514          88,018
    Limited Partners (22,197 Units and 26,442 Units)       6,207,452       6,865,416
                                                       -------------   -------------

          Total partners' capital                          6,275,966       6,953,434
                                                       -------------   -------------

              TOTAL                                    $   6,624,296   $   7,068,317
                                                       =============   =============

NET ASSET VALUE PER UNIT
(Based on 22,442 and 26,781 Units outstanding)         $      279.65   $      259.64
                                                       =============   =============

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

                                                       2000             1999             1998
                                                  -------------    -------------    -------------
REVENUES:

Trading profit (loss):
    Realized                                      $     (92,810)   $    (160,036)   $     761,007
    Change in unrealized                                860,160           62,797         (176,383)
                                                  -------------    -------------    -------------
        Total trading results                           767,350          (97,239)         584,624

Interest income (Note 3)                                363,374          383,867          433,501
                                                  -------------    -------------    -------------
        Total revenues                                1,130,724          286,628        1,018,125
                                                  -------------    -------------    -------------
EXPENSES:

    Brokerage commissions (Note 3)                      586,401          761,747          860,552
    Profit Shares (Note 2)                              154,404            5,571          118,954
    Administrative fees (Note 3)                         15,432           20,044           22,646
                                                  -------------    -------------    -------------
        Total expenses                                  756,237          787,362        1,002,152
                                                  -------------    -------------    -------------
NET INCOME (LOSS)                                 $     374,487    $    (500,734)   $      15,973
                                                  =============    =============    =============

NET INCOME (LOSS) PER UNIT:

    Weighted average number of General Partner
       and Limited Partner Units outstanding
       (Note 4)                                          25,069           28,830           33,048
                                                  =============    =============    =============

    Net income (loss) per weighted average
       General Partner and Limited
       Partner Unit                               $       14.94    $      (17.37)   $        0.48
                                                  =============    =============    =============

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
-------------------------------------------------------------------------------

                                    Units      General Partner      Limited Partners          Total
                                ----------    -----------------    ------------------    --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997               34,965     $    142,826         $    9,497,912       $    9,640,738

Redemptions                       (4,136)         (47,442)            (1,049,658)          (1,097,100)

Net income (loss)                 -                (1,262)                17,235               15,973
                                ----------    -----------------    ------------------    -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998               30,829           94,122              8,465,489            8,559,611

Redemptions                       (4,048)         -                   (1,105,443)          (1,105,443)

Net loss                          -                (6,104)              (494,630)            (500,734)
                                ----------    -----------------    ------------------    -------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1999               26,781           88,018              6,865,416            6,953,434

Redemptions                       (4,339)         (23,980)            (1,027,975)          (1,051,955)

Net income                        -                 4,476                370,011              374,487
                                ----------    -----------------    ------------------    -------------
PARTNERS' CAPITAL,
  DECEMBER 31, 2000               22,442     $     68,514         $    6,207,452        $   6,275,966
                                ==========    =================    ==================    =============

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE
 -------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     The Futures Expansion Fund Limited Partnership (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 13, 1986 and commenced trading activities on January 2, 1987. The Partnership, through its joint venture (the "Joint Venture") with Millburn Ridgefield Corporation (the "Trading Manager"), engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Joint Venture's commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital of the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.


     MLIP, an indirect subsidiary of Merrill Lynch, became a member of Merrill Lynch Investment Managers ("MLIM") - Alternative Investments Group during October 2000. MLIM's Alternative Investments Group creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, funds of funds, exchange funds and private equity funds. MLIP, organized in 1986, is the hedge fund, fund of funds and managed futures sponsor within MLIM's Alternative Investments Group.

     The consolidated financial statements include the accounts of the Joint Venture with the Trading Manager to which the Partnership contributed substantially all of its available capital, representing a current equity interest in the Joint Venture of approximately 95%. The Partnership and the Trading Manager share in the profits and losses of the Joint Venture in proportion to their respective interests in it, except to the extent of the Profit Share. All transactions between the Partnership and the Joint Venture are eliminated in consolidation. References to the Partnership include references to the Joint Venture unless the context otherwise requires.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     OPERATING EXPENSES

     MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 2). MLIP receives an administrative fee as well as a portion of the brokerage commission paid to MLF by the Joint Venture.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been declared for the years ended December 31, 2000, 1999 or 1998.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last day of any month upon ten calendar days' notice.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2006, or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   JOINT VENTURE AGREEMENT

     The Partnership and Millburn Partners entered into a Joint Venture Agreement whereby Millburn Partners contributed $100,000 to the Joint Venture and the Partnership contributed all of its available capital (except for an administrative reserve). Subsequently, Millburn Partners assigned its rights and obligations under the Joint

     Venture Agreement to the Trading Manager. The Joint Venture Agreement is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Joint Venture, the Joint Venture and the Partnership would terminate were the Joint Venture Agreement not to be renewed. The Joint Venture Agreement was renewed for the year ended December 31, 2001. MLIP is the manager of the Joint Venture, while the Trading Manager has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf.

     Pursuant to the Joint Venture Agreement, the Trading Manager and the Partnership share in the profits of the Joint Venture based on equity ownership after 20% of annual New Trading Profits, as defined, are allocated to the Trading Manager. Losses are allocated to the Trading Manager and the Partnership based on equity ownership.

3.   RELATED PARTY TRANSACTIONS

     The Joint Venture's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such assets.

     Merrill Lynch charges the Joint Venture Merrill Lynch's cost of financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

     The Joint Venture pays brokerage commissions to MLF at a flat rate of .792 of 1% (a 9.5% annual rate) of the Joint Venture's month-end assets. The Joint Venture also pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Joint Venture's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued commissions, administrative fees, Profit Shares or other fees or charges.

     MLIP estimates the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 2000, 1999 and 1998 was approximately $202, $237 and $105, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLF pays the Trading Manager annual consulting fees of .167 of 1% (a 2% annual rate) of the Joint Venture's month-end assets after reduction for a portion of the brokerage commissions.

4.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of calculating net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2000, 1999 and 1998 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the period.

5.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. SFAS No. 133 is further amended by SFAS No. 138, which clarifies issues surrounding interest risk, foreign currency denominated items, normal purchases and sales and net hedging. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Partnership which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. The application of the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, did not have a significant effect on the financial statements.

     SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options or other financial instruments with similar characteristics such as caps, floors and collars.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Trading Manager, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIP may urge the Trading Manager to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Trading Manager has begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Trading Manager itself.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and included in Equity from commodity futures trading accounts in the Statements of Financial Condition.



                           * * * * * * * * * * * * * *


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                 The Futures Expansion Fund Limited Partnership
                                And Joint Venture